                                         U.S. SECURITIES AND EXCHANGE COMMISSION
FORM 5                                          Washington, D.C. 20549                                     OMB APPROVAL
                                                                                                 ________________________________
____ Check  box                                                                                     OMB Number   3235-0362
if no longer                                                                                        Expires:     January 31, 2005
subject to                      ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 Estimated average burden
Section 16,                                                                                         hours per response......0.1
Form 4 or
Form 5                         Filed pursuant to Section 16(a) of the Securities Exchange
obligations may                     Act of 1934, Section 17(a) of the Public Utility
continue.  See               Holding Company Act of 1935 or Section 30(f) of the Investment
Instruction 1(b).                                  Company Act of 1940
____ Form 3 Holdings Reported
____ Form 4 Transactions Reported
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1. Name and Address of                              2.  Issuer Name and Ticker or      6.  Relationship of Reporting
   Reporting Person *                                   Trading Symbol                     Person to Issuer
                                                                                           (Check all applicable)
                                                        PHC, Inc. - PIHC
                                                                                            X   Director     ____ 10% Owner
                                                                                           ____ Officer      ____ Other
                                                                                           (give title        (Specify below)
                                                                                            below)

 Grieco        William          F.
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(Last)         (First)        (Middle)     3.  IRS or Identification Number           4.  Statement for
                                               of Reporting Person, if  an entity         Month/Year
                                               (Voluntary)
115 Marlborough Street
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         (Street)                          5.  If Amendment,
                                               Date of Original
                                               (Month/Year)
Boston         MA           02116
                                               June 30, 2002
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(City)        (State)      (Zip)                   Table 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.  Title of Security       2. Trans-   3. Trans-      4. Securities Acquired   5. Amount of     6.  Owner-   7. Nature
      Instr. 3)                action      action         (A) of Disposed (D)      Securities        ship        of
                               Date        Code           (Instr. 3, 4 and 5)      Beneficially      Form:       Indirect
                                           (Instr. 8)                              Owned at End      Direct      Beneficial
                               (Month/                                             of Issuer's       (D) or      Ownership
                                Day/                                               Fiscal Year       Indirect
                                Year)                                              (Instr. 3         (I)
                                                                                   and 4)            (Inst 4)    (Inst 4)
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                                                     Amount   (A) or (D)  Price
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 Class A. Common Stock                                                              21,750            D
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* If the form is filed by more than one reporting person, see Instructions 4(b)(v).

                                      PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
                                      IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS
                                       A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                                                                         (Over)
                                                                                                                SEC 2270 (3-00)
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FORM 5 (Continued)                Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                          (e.g., puts, calls, warrants, options, convertible securities)
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l. Title     2. Conver-   3. Trans-  4. Trans-  5. Number of  6. Date   7. Title     8. Price   9. Number     10. Owner- 11. Nature
   of           sion of      action     action     Derivative    Exer-     and          of         of Deriv-      ship       of
   Deriva-      Exercise     Date       Code       Securities    cisable   Amount       Deriv-     ative          Deriv-     In-
   tive         Price of                (Instr.    Acquired      and       of           ative      Securi-        ative      direct
   Security     Derivative   (Month/     8)        (A) or        Expira-   Underlying   Secur-     ties           Security   Bene-
   (Instr. 3)   Security      Day/                 Disposed      tion      Securities   ity        Benefi-                   fical
                              Year)                of (D         Date      (Instr. 3    (Instr.    cally          Direct     Owner-
                                                   Inst. 3, 4               and 4)       5)        Owned at       (D) or     ship
                                                   and 5)        (Month/                           End of         Indirect   (Instr.
                                                                  Day/                             Year           (I)         4)
                                                                  Year)                            (Instr. 4)     (Instr. 4)
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                                                               Date   Expir-  Title Amount
                                                               Excer- ation         or
                                                               sible  Date          Number
                                                                                    of
                                                                                    Shares
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                                                   (A)    (D)
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 Stock Option                             *                                                        76,000             D
(Right to Buy)
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Explanation of Response:

*Amendment to Correct Total Reported on Form 5 filed in June 2002

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.                                                                    /s/ William F. Grieco                09/06/02
                                                                                  _______________________________________________
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)                                         **Signature of Reporting Person      Date

Note:  File three copies of this Form, one of which must be manually signed
       If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of informtion contained in this form are not required to respond unless the form displays a currently valid
OMB Number                                                                                                                  Page 2

